UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 6, 2019

Hoth Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-38803	82-1553794
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1 Rockefeller Plaza, Suite 1039
New York, New York 10020
(Address of principal executive offices, including ZIP code)

(646) 756-2997
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2019 (the “Effective Date”), the Company entered into an employment agreement with David Briones pursuant to which Mr. Briones will serve as Chief Financial Officer of the Company (the “Employment Agreement”) and will receive (i) a base salary of $60,000 per year which may be increased from time to time at the discretion of the Company, (ii) will be eligible to receive an annual bonus of up to $30,000 per year at the discretion of the compensation committee of the Company which bonus may be paid in shares of common stock of the Company at the sole discretion of Mr. Briones and (iii) received an option to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $5.88 per share which option vested in full upon grant. Mr. Briones will also be entitled to vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. The term of the Employment Agreement will continue for a period of one year from the Effective Date and automatically renews for successive one year periods at the end of each term unless either party delivers written notice of their intent not to renew at least six months prior to the expiration of the then effective term.

The Employment Agreement may be terminated (A) by the Company (i) with or without Cause (as defined in the Employment Agreement) (if terminated without Cause, the Company must provide sixty days prior written notice) (ii) upon Mr. Briones’ death or (iii) upon Mr. Briones’ Disability (as defined in the Employment Agreement) or (B) by Mr. Briones for any reason upon sixty days prior written notice. Upon the termination of Mr. Briones’ employment for any of the foregoing reasons, Mr. Briones will be paid (i) his then base salary accrued up to and including the date of termination, (ii) unreimbursed expenses and (iii) any accrued benefits under any Company plans. The Employment Agreement also contains covenants prohibiting Mr. Briones from disclosing confidential information with respect to the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

David Briones has over nineteen years of public accounting and executive level experience. He consults with various public companies in financial reporting, internal control development and evaluation, budgeting and forecasting. Since October 2010, Mr. Briones has served as the managing member and founder of Brio Financial Group, LLC, a financial reporting consulting firm. In addition, since August 2013, Mr. Briones has served as Chief Financial Officer of Petro River Oil Corp., an independent energy company focused on the exploration and development of conventional oil and gas assets. Mr. Briones has also served as interim Chief Financial Officer of AdiTx Therapeutics, Inc., a pre-clinical stage, life sciences company with a mission to prolong life and enhance life quality of transplanted patients, since January 2018. From October 2017 to May 2018, Mr. Briones served as the Chief Financial Officer of Bitzumi, Inc., a Bitcoin exchange and marketplace. Prior to founding Brio Financial Group, LLC, Mr. Briones was an auditor with Bartolomei Pucciarelli, LLC in Lawrenceville, New Jersey and PricewaterhouseCoopers LLP in New York, New York. Mr. Briones received a BS in accounting from Fairfield University.

There are no family relationships between Mr. Briones any of our directors or executive officers. Except as set forth herein, there is no arrangement or understanding between Mr. Briones and any other persons pursuant to which Mr. Briones was appointed Chief Financial Officer of the Company. There are no related party transactions involving Mr. Briones that are reportable under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between Hoth Therapeutics, Inc. and David Briones

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2019	Hoth Therapeutics, Inc.

/s/ Robb Knie
Robb Knie
Chief Executive Officer

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